Exhibit 99.1

AspenBio Pharma Announces Pricing of Public Offering of 6,100,000 Shares of Common Stock

Castle Rock, CO, June 19, 2012 — AspenBio Pharma, Inc. (Nasdaq: APPY), an emerging in vitro diagnostic company focused on obtaining FDA clearance for its lead product, AppyScore, which is a unique blood-based test in development designed to help physicians manage emergency room patients suspected of having acute appendicitis, today announced the pricing of an underwritten public offering of 6,100,000 shares of common stock at an offering price of $2.00 per share.  The number of shares and offering price reflect a one-for-six reverse stock split implemented by the company to be effective on June 20, 2012.  The gross proceeds to AspenBio from this offering are expected to be $12.2 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The offering is expected to close on June 25, 2012, subject to customary closing conditions. AspenBio has also granted the underwriters a 45-day option to purchase up to an additional 915,000 shares of common stock to cover over-allotments, if any.  All of the shares in the offering are to be sold by AspenBio.

AspenBio intends to use the net proceeds from this offering for general corporate purposes, including conducting a clinical trial for AppyScore, and for working capital purposes.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

A registration statement on Form S-1 relating to the shares was filed with the Securities and Exchange Commission and was declared effective on June 19, 2012.  A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov.  Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com., or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About AspenBio Pharma and AppyScore

AspenBio Pharma, Inc. is an emerging in vitro diagnostic company focused on obtaining FDA clearance for its lead product, AppyScore, which is a unique blood-based test in development designed to help physicians manage the large number of patients who enter emergency rooms every year complaining of abdominal pain, many suspected of having acute appendicitis. AppyScore is a test to aid in evaluating patients suspected of appendicitis based on its projected high sensitivity and negative predictive value. The AppyScore test is designed to aid in identifying those patients who are at low risk for appendicitis, allowing clinicians to take a more conservative approach to patient management. The current focus of AspenBio’s effort is the use of AppyScore in children and adolescents suspicious for the disease as this population is at the highest risk for appendicitis as well having the highest risk of the long-term health effects associated with CT imaging. AppyScore could potentially decrease radiation exposure risk arising from the use of CT scans performed in triaging pediatric and adolescent patients with abdominal pain, as well as potentially reduce healthcare costs. The company has a large and unique repository of blood samples that may provide valuable data regarding the appendicitis condition and additional protein marker information associated with causes of abdominal pain, providing an important resource for product development. For more information, visit www.aspenbiopharma.com.

Forward-Looking Statements

This press release includes "forward-looking statements" of AspenBio Pharma, Inc. ("AspenBio") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that AspenBio believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for AppyScore required for FDA submission, obtain FDA clearance or approval, cost effectively manufacture and generate revenues from AppyScore and other new products, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, AspenBio does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in AspenBio's recent filings with the SEC, including its Form S-1/A filed on May 29, 2012.

Company Contact:
Gregory Pusey
AspenBio Pharma, Inc.
Tel 303-794-2000 Ext. 207

Media Contact:
Ronald Trahan, APR
Ronald Trahan Associates, Inc.
Tel 508-359-4005, Ext. 108

Investor Relations:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860